JOINT INSURED BOND AGREEMENT

THIS JOINT INSURED BOND AGREEMENT (the "Agreement"), made as of this
15th day of March, 2021, by and between Nationwide Mutual Funds ("NMF") and Nationwide Variable Insurance Trust ("NVIT") (NMF and NVIT hereinafter referred to collectively as either the "Funds" or the "Joint Insureds").

				WITNESSETH:

WHEREAS, each of NMF and NVIT are registered management investment companies; and

WHEREAS, the board of trustees of each of NMF and NVIT (collectively, the "Boards"), including a majority of the Trustees of each of the Boards who are not "interested persons" of said investment company, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act") (said Trustees hereinafter referred to as the "Independent Trustees"), has authorized and approved, pursuant to Rule 17g-1 under the 1940 Act, a joint insured bond (hereinafter, the "Joint
Insured Bond"); and

WHEREAS, the Funds are jointly named as insured parties pursuant to the Joint Insured Bond, which consists of a one-year policy in the total amount of $10,000,000 coverage for the period from March 15, 2021 to March 15, 2022, for a total prepaid premium of $16,950; and

WHEREAS, the Boards have determined that the amount of the Joint Insured
Bond is at least equal to the total amount that each Fund would have been required to provide and maintain individually under Rule 17g-1(d)(1) under the 1940 Act had each such Fund not been named under the Joint Insured Bond; and

WHEREAS, in regard to the allocation among the Joint Insureds of said prepaid premium under the Joint Insured Bond, the Independent Trustees have taken into consideration all relevant factors in relation to the Joint Insured Bond, including, but not limited to: (i) the number of other parties to the Joint Insured Bond; (ii) the nature of the business activities of these parties;
(iii) the amount of the Joint Insured Bond; (iv) the amount of the premium for the Joint Insured Bond; (v) the ratable allocation of the premium among all parties named as Joint Insureds; and (vi) the extent to which the share of the premium allocation to a Joint Insured is less than the premium the Joint Insured would have had to pay if the Joint Insured had been provided and maintained a single insured bond; and

WHEREAS, the Boards have determined that the Boards satisfy the fund governance provisions of Rule 0-1(a)(7) under the 1940 Act; and

WHEREAS, the Joint Insureds, pursuant to Rule 17g-1(f) under the 1940 Act, are required to enter into an agreement dealing with, among other things, their respective rights under the Joint Insured Bond in the event of a loss thereunder.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	As often as their fiduciary duties require, but, in the case of each registered management investment company, not less than once every twelve (12) months, the Boards of the Joint Insureds, including a majority of the Independent Trustees of each of the Boards, with due consideration to all relevant factors, shall approve the form, amount, and coverage of the Joint Insured Bond, including, but not limited to, the portion of the premium to be paid by said registered management investment companies, which shall meet the requirements of Rule 17g-1 under the 1940 Act.

2.	Accordingly, the parties hereby agree that:
	i.	the premium for the Joint Insured Bond shall
		be paid one-hundred-percent (100%) by the Funds;
	ii.	in accordance with Rule 17g-1(e) under the 1940 Act,
		the portion of the premium to be paid by the Funds under
		the Joint Insured Bond shall be allocated to each Fund
		on the basis of the proportionate share of the sum of the premiums that would have been paid by the Fund if a
	        joint insured bond were purchased separately by each
		Fund, and, in accordance with the recommendation by
		Crystal & Company, Inc., the insurance broker for the
 		Funds, said premium shall be allocated relative to the
		net asset amount of NMF on March 15, 2021 ($26,851,642,231), and allocated relative to the net asset amount of NVIT on March 15, 2021 ($75,325,764,070); and
	iii.	said allocation is fair and reasonable.

3.	In the event that recovery is to be received under the Joint
 	Insured Bond as a result of a loss sustained by one or both of the Joint Insureds, each Fund sustaining the loss shall receive an equitable and proportionate share of the recovery but at least equal to the amount which the Fund would have received had the Fund provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d)(1) under the 1940 Act.

4.	Each Joint Insured which is a registered management investment company shall comply with the filing and notification requirements of Rule 17g-1(g) under the 1940 Act during the term of this Agreement.

5. 	This Agreement is effective as of the date first written above.

6.	Within sixty (60) days prior to the anniversary date of the Joint
        Insured Bond, either Fund, upon written notice to the other Fund, may terminate the terminating Fund's participation hereunder. This Agreement shall terminate upon the mutual written consent of each party hereto.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf as of the day and year first written above.



NATIONWIDE MUTUAL FUNDS


By:     /s/Michael S. Spangler
        ------------------------
Name:	Michael S. Spanger
Title:	President



NATIONWIDE VARIABLE INSURANCE TRUST


By:     /s/Michael S. Spangler
        ------------------------
Name:	Michael S. Spangler
Title:	President